Exhibit 4(d)(3)

GATEWAY ENERGY CORPORATION

SUBSCRIPTION AGREEMENT

Common Stock

Gateway Energy Corporation

One Allen Center

500 Dallas Street, Suite 2615

Houston, Texas 77002

The undersigned Charles A. Holtgraves (“Subscriber”) does hereby irrevocably agree to subscribe for and purchase 50,000 shares of Gateway Energy Corporation Common Stock at $0.30 per share, or $15,000 (the “Subscription Price”). The undersigned and Gateway Energy Corporation (the “Company”) expressly agree that this Subscription Agreement shall be null and void unless and until Josh H. Buterin places into a bank account of the Company the sum of $115,000 pursuant to a Gateway Energy Corporation Convertible Promissory Note dated September 27, 2004.  Upon the payment of such amount by Josh H. Buterin, this Subscription Agreement shall be fully enforceable, and payment of the Subscription Price into the same bank account of the Company shall be required.

Upon payment of the Subscription Price, the Company shall issue to the undersigned the number of Shares specified in the first paragraph of this Subscription Agreement with an appropriate legend indicating that the securities have not been registered under the Securities Act of 1933 and are resalable either pursuant to an effective registration statement or exemption from registration under Rule 144.

IN WITNESS WHEREOF, Subscriber has executed this Subscription Agreement as of the 1st day of November, 2004.

SUBSCRIBER

/s/ Charles A. Holtgraves
Charles A. Holtgraves

Accepted this 1st day of November, 2004.

GATEWAY ENERGY CORPORATION

By:	/s/ John A. Raasch
John A. Raasch, President